Exhibit 10.3

Sales Agreement

This agreement is entered into by and between the Jiangxi Taina Nanfeng Orange Limited (hereinafter called ‘the Jiangxi Taina’) and the Inner Mongolian Menglin Fruits Limited (hereinafter called ‘the Menglin Fruits’).
Both parties have reached the following agreement on selling Nanfeng tangerine orange to Russia in 2007, on the basis of the principles of equality, cooperation, mutual benefits and win-win results:

I. Distributed brand: to distribute original Taina-branded Nanfeng tangerine orange;

II. Sales volume: 3,000 tons

III. Sales price: to deliver the products at an 8%-off prevailing market price;

IV. Settlement: to make the payment upon the delivery to Manchuria, Inner Mongolia, China;

V. Right of distribution: as a general distributor of tangerine orange to be exported to Russia;

VI. Other arrangements: Warm-up facilities have to be utilized in the process of transport to ensure no freezing suffered by tangerine orange after arrival;

VII. Responsibility of breach: The Jiangxi Taina shall be under penalty of RMB 0.2 yuan per 500 grams, if the quality of tangerine orange it delivers fails to meet the requirements of the Yunpeng Fruits;

VIII. This agreement shall be made in duplicate, each maintaining one of the copies, and shall come into force since the date when it is signed and sealed by both parties.

Jiangxi Taina (Corporate chop) Menglin Fruits (Corporate Chop)

Signed by representative:    Signed by representative:

Date: Feb. 8, 2007      Date: Feb. 8, 2007